Exhibit 99.1

 NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

 FOR IMMEDIATE RELEASE

STAGE STORES REPORTS AUGUST SALES

HOUSTON, TX, September 4, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended August 30, 2003 decreased 7.3% as compared to the prior year four-week period ended August 31, 2002, during which comparable store sales increased 4.5%. Total sales decreased 4.0% to $71.5 million from $74.5 million in the prior year period.

The Company stated that its home & gifts department had a comparable store sales increase during the month, and its accessories, children's, cosmetics, misses sportswear and shoes departments performed better than the Company average.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We are disappointed with our overall sales results for August. However, in analyzing our performance, we began the month with reduced levels of spring and summer clearance merchandise versus last year. Since last year's 4.5% comparable stores sales increase was largely a result of our efforts to reduce our excess levels of clearance merchandise, our lower levels of clearance merchandise this year had a significant impact on our year-over-year sales results. Additionally, our sales during our Labor Day sale event were significantly below last year due to a change in our advertising media, which adversely impacted our sales performance."

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2003	2002	2003	2002
1st Quarter	(7.5)%	7.0%	$198.0	$206.7
2nd Quarter	(3.5)	6.5	207.7	207.5
August	(7.3)	4.5	71.5	74.5
Year-To-Date	(5.8)	6.4	477.2	488.7

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Stage Stores Reports August Sales

In addition to reporting sales, the Company reiterated its plans to open 13 new stores during the third quarter. Seven of the stores will be opened in Texas, while five of the stores will be opened in Louisiana and the remaining store will be opened in New Mexico.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 366 stores in 13 states under the Stage, Bealls and Palais Royal names. For more information about Stage Stores, visit the Company's web site at stagestoresinc.com

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the timing and the location of the Company's planned new store openings. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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